Exhibit 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of June 19, 2003, between Hard Rock Hotel, Inc., a Nevada corporation (the “Company”), and Kevin Kelley, an individual (“Executive”).

Preliminary Statements

A.                                   The Company currently operates that certain hotel/casino resort known as the “Hard Rock Hotel” located at 4455 Paradise Road, Las Vegas, Nevada.

B.                                     The Company desires to employ Executive, and Executive desires to be so employed, on the terms and conditions herein contained.

Agreement

NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.                                       Term of Employment.  The Company hereby employs Executive and Executive accepts such employment commencing on the date of this Agreement (the “Commencement Date”) and terminating on the  third anniversary of the Commencement Date, unless sooner terminated as hereinafter provided; provided, however, that this Agreement may be extended for successive one (1) year terms upon the mutual agreement of the parties hereto.

2.                                       Services to be Rendered.

2.1.                              Duties of Executive.  Executive shall be employed to serve in the capacity of President , Chief Operating Officer, and General Manager of the Company.  Executive shall be responsible for the overall supervision, direction, and control of the operations of the Hard Rock Hotel facility and shall direct the operating departments with a view to the successful implementation of the business policies and plans for the Hard Rock. Executive shall provide support in the conceptual, strategic, and policy formulation functions of the Company and shall direct and coordinate the activities of the Hard Rock to attempt to obtain optimum efficiency and economy of operations in order to maximize profits. Executive shall devote his full business time, attention and ability to the affairs of the Company during the term of this Agreement; provided, however, that Employee shall not be precluded from involvement in charitable or civic activities or his personal financial investments or to provide consulting services, except that such consulting services may not relate to the gaming industry, provided that the same do not interfere with his time and attention to the affairs of the Company.  Executive will report directly to the Chairman of the Board of Directors (“Chairman”) or such other person designated by the Chairman or Board of Directors of the Company (the “Board”).

3.                                       Compensation and Benefits. The Company shall pay the following compensation and benefits to Executive during the term hereof; and Executive shall accept the same as payment in full for all services rendered by Executive to or for the benefit of the Company:

3.1.                              Base Salary. Commencing on the Commencement Date, a base salary (the “Base Salary”) of $375,000 per annum. The Base Salary shall accrue in equal bi-weekly installments in arrears and shall be payable in accordance with the payroll practices of the Company in effect from time to time.

3.2.                              Annual Bonus.  Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) to be determined by the Chairman based upon the achievement of the financial performance and other objectives of the Company and Executive’s contribution to such performance.  Such bonus will be equal to sixty (60) percent of Executive’s base salary provided the Company meets its annual budgeted EBITDA. It shall be increased or decreased by the percentage that actual annual EBITDA varies from the annual budgeted EBITDA.

3.3.                              Stock.  Executive shall be entitled to participate in any stock option or phantom equity plans that the Company provides to its comparable senior executive officers to the extent such plans are established by the Company.

3.4.                              Expenses.  The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with the performance of his duties hereunder, subject to (i) such policies as the Board may from time to time establish and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

3.5.                              Vacation.  Executive shall be entitled to four weeks of vacation  per year..  Executive shall also be entitled to all paid holidays given to the Company’s comparable senior executive officers.

3.6.                              Benefits.  Executive shall be entitled to participate in the Company’s group insurance, hospitalization, and group health and benefit plans and all other benefits and plans as the Company provides to its comparable senior executive officers to the extent such plans are established by the Company and to the extent that Executive is eligible to participate in such plans.

3.7.                              Withholding and other Deductions.  All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

4.                                       Facilities.  Executive shall be furnished with an office, supplies and personnel which are necessary or appropriate for the adequate performance by Executive of his duties as set forth in this Agreement.

5.                                       Representations and Warranties of Executive. Executive represents and warrants to the Company that (i) Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and (ii) Executive is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

6.                                       Non-disclosure; Non-solicitation.  During the term of this Agreement and thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or its affiliates, and their respective businesses, which shall not be public knowledge (other than information which becomes public as a result of acts of Executive or his representatives in violation of this Agreement), including, without limitation, customer/ client lists, matters subject to litigation, and technology or financial information of the Company or its subsidiaries, without the prior written consent of the Company.  In addition, during the term of this Agreement and for a one (1)  year period thereafter, Executive shall not, directly or indirectly, solicit or contact any employee of the Company or any affiliate of the Company, with a view to inducing or encouraging such employee to leave the employ of the Company or its affiliates, for the purpose of being employed by Executive, an employer affiliated with Executive or any competitor of the Company or any affiliate thereof.  Executive acknowledges that the provisions of this Article 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such provisions are not specifically enforced.  Accordingly, Executive agrees that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction (without posting a bond therefor) for the purpose of restraining Executive from any actual or threatened breach of such provisions.

7.                                       Termination.

7.1.                              Death or Total Disability of Executive. If Executive dies or becomes totally disabled during the term of this Agreement, Executive’s employment hereunder shall automatically terminate. For these purposes Executive shall be deemed totally disabled if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge Executive’s essential duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period.

7.2.                              Termination for Good Cause. Executive’s employment hereunder may be terminated by the Company for “good cause.” The term “good cause is defined as any one or more of the following occurrences:

(a)                                  Executive’s breach of any of the covenants contained in Article 6 of this Agreement;

(b)                                 Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved;

(c)                                  Executive’s commission of an act of criminal fraud that affects the Company, whether prior to or subsequent to the date hereof upon the Company;

(d)                                 Executive’s continuing repeated willful failure or refusal to perform Executive’s duties as required by this Agreement (including, without limitation, Executive’s inability to perform Executive’s duties hereunder as a result of drug or alcohol related misconduct and/or as a result of any failure to comply with any laws, rules or regulations of any governmental entity with respect to Executive’s employment by the Company);

(e)                                  Executive’s gross negligence, insubordination or material violation of any duty or loyalty to the Company, misappropriation of Company assets, or any other material misconduct on the part of Executive;

(f)                                    Not used.

(g)                                 the failure of Executive to obtain any requisite license, permit or approval based on suitability from any state, county, or other governmental authority having jurisdiction over the gaming operations of the Company (the “Gaming Authorities”) which would preclude Executive from carrying out his duties as set forth in this Agreement;

(h)                                 if, after the initial receipt by Executive of any requisite license, permit or approval from the Gaming Authorities, the execution of Executive’s duties as set forth in this Agreement will, as evidenced by communications from any senior official of any of the Gaming Authorities, materially preclude or unduly delay the issuance of, or result in the imposition of unduly burdensome terms and conditions on, or revocation of, any liquor, gaming or other license, permit or approval, necessary or appropriate to the proposed, contemplated or actual operations of the Company; provided, however, that this Section 7.2(h) shall not be applicable if Executive shall, within a reasonable period of time after receipt of written notice from the Board specifying the nature of the issues involved hereunder, remedy the situation to the satisfaction of the applicable Gaming Authorities; or

(i)                                     Executive’s breach of any other provision of this Agreement, provided that termination of Executive’s employment pursuant to this subsection (i) shall not constitute valid termination for good cause unless Executive shall have first received written notice from the Board stating with specificity the nature of such breach and affording Executive at least fifteen (15) days to correct the breach alleged.

7.3.                              Resignation of Executive.  The Company shall have the right to terminate this Agreement and Executive’s employment hereunder due to the voluntary resignation of Executive, provided that Executive shall deliver no less than sixty (60) days prior written notice of such resignation to the Board, which notice may be waived by the Company in its sole discretion.

7.4.                              Severance Compensation. Notwithstanding anything contained in this Agreement, upon a termination of this Agreement and Executive’s employment hereunder due to the occurrence of any of the events referred to in Section 7.1, 7.2 or 7.3 of this Agreement, Executive (or Executive’s heirs or representatives) shall be entitled to receive only such portion (if any) of the Base Salary as may theretofore have accrued but be unpaid on the date on which the termination shall take effect.

7.5.                              Termination for No Cause.  In addition to the right to terminate this Agreement pursuant to Sections 7.1, 7.2 and 7.3 of this Agreement, the Company shall have the right to terminate this Agreement and Executive’s employment hereunder for any other reason or for no reason prior to the expiration of the term of this Agreement.  In the event that the Company terminates this Agreement and Executive’s employment hereunder pursuant to this Section 7.5, the Company shall give ten (10) days prior written notice to Executive and pay a termination fee to Executive in an amount equal to (i) one years Base Salary or (ii) $ 250,000, in the event such termination occurs in the  last eight (8) months of the contract term , to be paid in the manner and at the rate Executive had received immediately prior to such termination pursuant to Section 3.1 of this Agreement and the Company shall have no further obligation to Executive under this Agreement.

7.6.                              Termination Obligations of Executive.  In the event that this Agreement and Executive’s employment hereunder is terminated, Executive, or his legal representative in case of termination by death or Executive’s physical or mental incapacity to serve, shall:

(a)                                  by the close of the effective date of termination, resign from all corporate positions held in the Company and any of its subsidiary and affiliated companies;

(b)                                 promptly return to a representative designated by the Company all property, including but not limited to, keys, identification cards and credit cards of the Company or any of its subsidiaries or affiliated companies; and

(c)                                  incur no further expenses or obligations on behalf of the Company, or any of its subsidiaries and affiliated companies.

8.                                       Change of Control. In the event of a “Change of Control” (as defined below) the Executive shall be entitled to three years Base Salary if within thirty (30) days after the Change in Control the Executive tenders his resignation in conformity with Article 7.3 of the Agreement.  A Change in Control of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 403(c) of Regulation S-K; provided that, without limitation, such a change in control shall not be deemed to have occurred if Peter Morton is the beneficial owner as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities.

9.                                       Arbitration. Any claim or controversy arising out of or relating to this Agreement shall be settled by arbitration in Las Vegas. Nevada, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each party shall pay the fees of the arbitrator it selects and of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, shall be borne equally by the parties hereto unless it is determined that one or both parties were not acting in good faith in which case the party determined to not have been acting in good faith shall bear all fees and expenses described above which would otherwise have been paid by the opposing party.

10.                                 General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

11.                                 General Provisions.

11.1.                        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and Executive, his assignees, and his estate.  Neither Executive, his designees, nor his estate shall commute, pledge, encumber, sell or otherwise dispose of the rights to receive the payments provided in this Agreement, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable (except by death or otherwise by operation of law).

11.2.                        Governing Law.  This Agreement shall be governed by the laws of the State of Nevada from time to time in effect.

11.3.                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

11.4.                        No Waiver.  Except as otherwise expressly set forth herein, no failure on the part of either party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver hereof nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.5.                        Headings.  The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict any of the terms or provisions hereof.

11.6.                        Notices.  Any notice under this Agreement shall be given in writing and delivered in person or mailed by certified or registered mail, addressed to the respective party at the address as set out below, or at such other address as either party may elect to provide in advance in writing, to the other party:

EXECUTIVE:

Kevin Kelley

636 Canyon Greens Dr.

Las Vegas, NV 89144

COMPANY:

Hard Rock Hotel, Inc.

510 North Robertson Boulevard

Los Angeles, California 90048

Attn:  Peter Morton

WITH A COPY TO:

Gordon & Silver, Ltd.

3960 Howard Hughes Pkwy

Ninth Floor

Las Vegas, NV 89109

Attn:  Jeff Silver, Esq.

11.7.                        Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable by reason of any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in effect.  No provision of this Agreement shall be deemed dependent on any other provision unless so expressed herein.

11.8.                        Compliance with Laws; Gaming Authorities Approval.  Nothing contained in this Agreement shall be construed to require the commencement of any act contrary to law, and when there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such an event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement and the terms and conditions contained herein shall be contingent upon receipt of all requisite approvals of the applicable Gaming Authorities.

11.9.                        No Waiver.  The several rights and remedies provided for in this Agreement shall be construed as being cumulative, and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law.  No waiver by the Company or Executive any failure of Executive or the Company, respectively, to keep or perform any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision.

11.10.                  Merger.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company.

11.11.                  No Representations.  Each party to this Agreement acknowledges that no representations, inducements, promises or other agreements, oral or otherwise, have been made by any party, anyone acting on behalf of any party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.  Any addendum to or modification of this Agreement shall be effective only if it is in writing and signed by the parties to be charged.

11.12.                  Drafting Ambiguities.  Each party to this Agreement has been afforded an opportunity to have this Agreement reviewed by his or its respective counsel. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

11.13.                  Survival.  The terms and conditions of Article 6 and of this Agreement shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereinabove set forth.

COMPANY:		EXECUTIVE:

Hard Rock Hotel, Inc., a Nevada corporation

By:	/s/ Peter A. Morton	/s/ Kevin Kelley
	Peter A. Morton, Chairman	Kevin Kelley